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                                                               EXHIBIT 1(A3)(bv)


                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                           SPECIAL AGENT'S AGREEMENT

 This Agreement is effective _____________________________, by and between Provident Mutual Life Insurance Company, hereinafter called the Company, and _____________________________________ hereinafter called the Special Agent. In consideration of the mutual covenants and agreements listed below, the parties agree as follows:

 1.  Obligations of the Special Agent
     The Special Agent's Obligations shall be:
     (a) To solicit and procure applications for all types of insurance and annuities issued or marketed by the Company. All such applications shall be forwarded promptly to the Company, whether the same are reported upon favorably or otherwise by the local medical or paramedical examiner.
     (b) To hold all moneys received or collected on behalf of the Company in trust and immediately remit them to the Company without deduction.
     (c) To provide service incidental to maintaining the policies or contracts of the Company.
     (d) To conform to and observe all applicable federal or state statutes or rules or regulations pertaining to insurance or insurance agents.
     (e) To conform to and observe all Company rules, policies and directives now in effect and as they may be revised from time to time.

2.   Limitation of Authority

     The Special Agent is not authorized to do, and agrees not to do nor attempt to do, any of the following:

     (a) Accept risks or contracts of any kind or bind the Company in any way.
     (b) Make, alter or discharge any insurance or other contract; or extend the time for paying a premium; or waive forfeitures.
     (C) Incur any debt, obligation or liability for which the Company is responsible.
     (d)   Initiate or respond to legal proceedings in the Company's name.
     (e) Market or solicit policies or contracts, directly or indirectly, where the Special Agent and the Company are not properly licensed.
     (f) Pay any rebate of premium either directly or indirectly, or provide any other inducement not specified in the policy, to any person as an inducement to purchase any policy.
     (g) Issue or use any sales material or advertisement, of any form whatsoever, other than those supplied by the Company or with the Company's written approval.
     (h)   Violate applicable replacement statutes or regulations.
     (i) Induce or attempt to induce any policyholder to withdraw values from existing policies or relinquish policies with the Company for the purpose of entering into any non-Company transaction that will result in compensation, directly or indirectly, to the Special Agent.

3.   Relationship

     (a) In performing his or her duties under this Agreement, the Special Agent shall act as an independent contractor and not as an employee of the Company.
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     (b)   The Special Agent agrees to be governed in the performance of his or her duties by the terms and conditions of this Agreement, and by the rules established by the Company. While an independent contractor, the Special Agent reserves the right to exercise independent judgment in marketing the Company's policies, including the choice of time, place and manner of sale. No other provision of this Agreement nor any rule of the Company shall be construed to abridge this right or create the relationship of employer and employee.

4.   Commissions
     (a) Commissions on premiums covering individual life and health insurance policies and annuity contracts produced by the Special Agent and issued by the Company during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, shall be paid to the Special Agent in accordance with and subject to all of the terms and conditions of this Agreement and the commission schedules and any Supplement and/or Amendment hereto, and as they may be changed from time to time. It is expressly recognized and agreed that the Company may unilaterally amend, modify or change the commission schedules and any Supplement and/or Amendments hereto in any manner at any time in the future provided, however, that any such amendments, modifications or changes in commissions or fees shall apply only to policies or contracts issued by the Company after the effective date of such change.
     (b) Any commissions which may become payable after the death of the Special Agent shall be paid to the executors, administrators or assigns of the Special Agent.
     (c) To the extent permitted by law, the Company may discharge its obligation under this Agreement to pay compensation due after its termination if the total amount of commissions received by the Special Agent in any full calendar year following termination of this Agreement is less than $600. In such case, no further commissions shall be paid to the Special Agent.

5.   Commission Exceptions
     (a) Any commissions payable to the Special Agent on premiums on group annuity contracts (including wholesale and franchise coverage) shall be calculated and paid in accordance with separate written agreements between the Special Agent and the Company and shall be at such rates and subject to such terms and conditions as may be fixed by the Company from time to time.
     (b) Commissions on any policy for which rates and conditions are not specified in the applicable commission schedules shall be as determined by the Company.
     (c) No commissions shall be paid to the Special Agent upon any premium, or portion thereof, payment of which is waived in accordance with the provisions contained in the policy because of the disability of the insured or applicant, or the death of the applicant.
     (d) If a policy issued under this Agreement replaces, as defined by the Company, in whole or in part, a policy previously issued by this Company, the Company shall have the right to determine what, if any, commissions or fees shall be allowed.
     (e) If a policy is changed to a different kind or amount, or if its date is changed, the Company shall have the right to determine what, if any, commissions shall be allowed or recovered.
     (f) Commissions, if any, on the conversion of any policy or coverage shall be determined by the Company.
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     (g)   Commissions, if any, on policies issued on a modified underwriting, guaranteed issue, salary savings basis, for less than published minimum or where classification is other than standard, shall be as determined by the Company.
     (h) If the Company shall return all, or any portion, of any premiums on a policy or contract paid for under this or any previous Agreements, for any reason whatsoever, the Company shall have the right to deduct all or part of the commissions received by the Special Agent on such premiums from any commissions thereafter due and payable to the Special Agent without limitation to any other rights of the Company, including the right to demand immediate repayment from the Special Agent. Any amount remaining unpaid shall be an indebtedness to the Company.

6.   Indebtedness

     Any indebtedness which is now or may hereafter become due from the Special Agent to Provident Mutual Life Insurance Company or any of its subsidiaries shall be a first lien on all compensation payable under this Agreement until such indebtedness is fully paid, without limitation to any other rights of Provident Mutual Life Insurance Company or its subsidiaries both prior to and after termination of this Agreement to recover such indebtedness.

     This provision shall not be construed in any way to limit the amount of any indebtedness of the Special Agent to the value of the commissions payable under this Agreement. In addition to a deduction from commissions, the Company may take such other actions to recover or collect such indebtedness as it deems appropriate. To the extent the Company takes legal action to recover such indebtedness, it may recover attorney's fees, costs and expenses from the Special Agent.

     If the Special Agent is a corporation, the officer of the corporation personally signing this Agreement guarantees the performance of all of its terms and condition, and hereby assumes personal liability and responsibility for any default in said terms and condition, including personal responsibility and liability for repayment of any and all indebtedness owed the company arising out of the terms of this Agreement without the necessity of the Company first enforcing any default against the corporate Special Agent.

7.   Assignment of Commissions
     This Agreement is not assignable unless authorized in writing by the Company.

8.   Non-Waiver of Rights
     Neither failure by the Company to exercise any of its rights under this Agreement nor its failure to require the Special Agent to meet his or her obligations hereunder shall be deemed to be a waiver of such right or obligation and shall not in any way interfere with the ability of the Company to exercise such right or require compliance with such obligation either prior to or after termination of this Agreement.

9.   Accounts and Records
     The Company has a proprietary interest in any books, accounts, computer and/or records, documents, policy record cards, applications, vouchers, letters, written correspondence with policyholders and the Company, and all other items provided by the Company, and relating to or connected with the business of the Company or a subsidiary company, and such accounts and records are the property of the Company. Upon termination of this Agreement by either party, for any reason, the Special Agent agrees to return immediately to the Company all
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     accounts and records as defined above.  The Special Agent shall at all times, up to and including the return of said accounts and records to the Company, preserve and protect the confidentiality of such accounts, records and other items. The Special Agent's breach of this confidentiality by releasing any information contained in said accounts, records and other items to other than the client, the client's advisors, or persons specifically authorized by the Company, shall be deemed a violation of this Agreement.

10.  Prior Agreements
     All previous or existing Agent's Agreements, whether oral or written, between the Special Agent and the Company or any General Agent thereof are hereby terminated.

11.  Change in Agreement
     The Company reserves the right to unilaterally amend, modify or change this Agreement, including any of the applicable commission schedules and any Supplement and/or Amendment hereto in any manner at any time in the future, provided, however, that any amendment, modification or change in commissions shall apply only to policies or contracts issued by the Company after the effective date of such change.

12.  Termination of Agreement
     This Agreement shall terminate:

     (a) At any time for any reason whatsoever, with or without cause, by either the Company or the Special Agent giving to the other party written notice delivered in person or sent by ordinary mail to the party's last known address. After such termination, the Special Agent shall be entitled to receive the commissions set forth in the applicable commission schedule for premiums covering policy years 1 to 10 inclusive.
     (b) Immediately upon the death of the Special Agent, if the Special Agent is a natural person. After such termination, the executors, administrators, or assigns of the Special Agent shall be entitled to receive the commissions set forth in the applicable commission schedule for premiums covering policy year 1 to 10 inclusive.
     (c) Immediately and without written notice if the Company determines that the Special Agent has committed any fraudulent, dishonest or illegal act or has misappropriated or withheld funds and the date of such termination shall coincide with the date of the violation or act giving rise to termination. After such termination, no further commissions shall be paid to the Special Agent under the Agreement.

13.  Prohibited Activity
     For one year after termination of this Agreement, the Special Agent shall not directly or indirectly advise, induce, or solicit any policyholder of the Company to lapse, cancel, or replace any policy or contract of the Company or borrow values from any policy or contract of the Company to pay any premium on a policy of another Company. In the event the Special Agent violates this provision, the Special Agent agrees that the Company may pursue all remedies, legal or equitable, including injunction, to enforce compliance with this provision and the Special Agent shall be responsible for the payment of any legal fees.

14.  Insurance Marketplace Standards Association (IMSA)
     The Company rules, policies and directives to which the Special Agent is required to conform pursuant to Paragraph 1(e) of this Agreement hereafter also include the Principles of Ethical Market Conduct, as adopted by the Insurance Marketplace Standards Association (IMSA). Provident Mutual Life Insurance Company and its subsidiaries subscribe to the Principles of
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     Ethical Market Conduct and the Code of Ethical Market Conduct in all
     matters affecting the sale of individually-sold life insurance and annuity products.

     Currently, these Principles of Ethical Market Conduct are:
     (1) To conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.
     (2)   To provide competent and customer-focused sales and service.
     (3)   To engage in active and fair competition.
     (4) To provide advertising and sales materials that are clear as to purpose and honest and fair as to content.
     (5) To provide for fair and expeditious handling of customer complaints and disputes.
     (6) To maintain a system of supervision and review that is reasonably designed to achieve compliance with these Principles of Ethical Market Conduct.

15.  Entire Agreement
     This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements entered into between the parties with regard to the subject matter set forth herein.

16.  Miscellaneous
     The term "Agreement" as used herein, refers to this Special Agent's Agreement, the commission schedules and any Supplement and/or Amendments.

17.  Severability
     If any provision of the Agreement is found to be illegal or otherwise unenforceable, the remainder of this Agreement shall not be affected and shall remain fully enforceable.

18.  Acknowledgment
     By executing this Agreement, the Special Agent acknowledges that he or she has read it in its entirety and is in agreement with the terms and conditions outlining the rights of the Company and the Special Agent, under this Agreement.

PROVIDENT MUTUAL LIFE INSURANCE COMPANY


By
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                                            Special Agent

                                            If Special Agent is a Corporation:


                                            By
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                                                           Title

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                                                       Corporate Name

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                                                    State of Incorporation